HENDERSON GLOBAL FUNDS

Written Instrument Establishing and Designating a Class of Beneficial Interests

The undersigned, constituting all of the Trustees of the Henderson Global Funds (the “Trust”), a statutory trust organized pursuant to a Declaration of Trust dated May 11, 2001, as amended (the “Declaration of Trust”), pursuant to Section 6.3 of Article VI of the Declaration of Trust, do hereby establish an additional class of shares of beneficial interest of the Henderson International Opportunities Fund, a series of the Trust (the “Fund”), designated Class IS (“Class IS Shares”).  Class IS Shares shall be redeemable and have the voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, terms and conditions, as set forth in the Declaration of Trust and the By-Laws of the Trust, each as amended from time to time, or as designated by the Trustees of the Trust, from time to time, pursuant to the authority provided by the Declaration of Trust, with respect to the Fund as set forth therein.  The Class IS Shares, when issued and paid for in accordance with the terms of the then current Registration Statement, shall be validly issued, fully paid and nonassessable.

(Signature Page Follows)

(Signature Page – Henderson Global Funds - Written Instrument Establishing and
Designating a Class of Beneficial Interests)

IN WITNESS WHEREOF, the undersigned have this 16th day of December, 2015 signed these presents, in one or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same document.

/s/ C. Gary Gerst
C. Gary Gerst, Chairman and Trustee
/s/ James W. Atkinson
James W. Atkinson, Trustee
/s/ Barbara L. Lamb
Barbara L. Lamb, Trustee
/s/ James G. O’Brien
James G. O’Brien, Trustee
/s/ J. Marshall Peck
J. Marshall Peck, Trustee
/s/ Charles Thompson II
Charles Thompson II, Trustee
/s/ Diane Wallace
Diane Wallace, Trustee